UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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FACTSET RESEARCH SYSTEMS INC.

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October 30, 2009

Dear Stockholder:

You are cordially invited to attend the Fiscal 2009 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, CT 06851 on Tuesday, December 15, 2009, at 3:00 p.m. Eastern Standard Time. I look forward to seeing you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 15, 2009

3:00 p.m. Eastern Standard Time

Dear Stockholder:

The Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation will be held at FactSet’s corporate headquarters at 601 Merritt 7, Norwalk, CT 06851, on Tuesday, December 15, 2009, at 3:00 p.m. Eastern Standard Time for the following purposes:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 19, 2009 are entitled to notice of, and to vote at, this meeting.

The Proxy materials are also available for you to review online at http://bnymellon.mobular.net/bnymellon/FDS

To request a free paper copy of the Proxy materials, please call 1-888-313-0164, or you may request a paper copy by email at shrrelations@bnymellon.com, or by logging onto http://bnymellon.mobular.net/bnymellon/FDS. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves on printing and processing costs.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Senior Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2009

FACTSET RESEARCH SYSTEMS INC.

601 Merritt 7

Norwalk, Connecticut 06851

PROXY STATEMENT

Purpose of Meeting

The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions, in connection with the solicitation of proxies which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 3:00 p.m. Eastern Standard Time on Tuesday, December 15, 2009, at 601 Merritt 7 Norwalk, CT 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement was made available to FactSet’s stockholders on October 30, 2009. The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership

The only outstanding voting security of FactSet is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on October 19, 2009 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On October 19, 2009, there were 47,303,714 shares of Common Stock outstanding.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. FactSet has not received notice of other matters that may be properly presented for vote at the Meeting.

Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation

FactSet will bear the entire cost of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card, the Company’s 2009 Annual Report on Form 10-K and any additional solicitation material that FactSet may provide to stockholders which is estimated at approximately $100,000. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces the Company’s printing and postage costs. However, if you wish to receive additional copies of FactSet’s Proxy Statement or Annual Report, please contact its Investor Relations Department. The mailing address is 601 Merritt 7, Norwalk, Connecticut 06851, and the telephone number of the Company’s Investor Relations Department is (203) 810-1000. Its website address is www.factset.com.

Vote Tabulation

Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. BNY Mellon Shareowner Services will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Stockholders will elect three directors at the Annual Meeting of Stockholders. Three directors will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) to fill any vacancy. Biographical data on these nominees and the other members of the Board of Directors is presented beginning at page 4 of this Proxy Statement under the caption “Board Members.”

FactSet’s Board recommends that Scott A. Billeadeau, Philip A. Hadley and Joseph R. Zimmel each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2012.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s consolidated financial statements for fiscal 2009. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2009, FactSet also retained PricewaterhouseCoopers LLP to perform non-audit services during the year.

Independent Registered Public Accounting Firm’s Fees and Services

The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2009 and 2008 were as follows:

	2009	2008
Audit fees (1)	$461,000	$480,000
Audit-related fees (2)	—	30,000
Tax fees (3)	51,000	28,500
All other fees (4)	2,400	2,400

Total	$514,400	$540,900

(1)	Represents fees for professional services rendered for the integrated audit of FactSet’s annual consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of FactSet’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees were for services related to tax consulting and planning services.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily consist of licensing accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. During 2009, all professional services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. The engagement partner for fiscal 2010 has been in place since September 1, 2008. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel as described below, and the Audit Committee’s practices restricting non-audit engagements of the independent auditor as described below, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel, and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s stockholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report presented above, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

FactSet’s Board recommends that you vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

CORPORATE GOVERNANCE

Director Independence. On October 23, 2009, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange and the NASDAQ Stock Market (“NASDAQ”). Each Director, other than Messrs. Hadley and DiChristina, qualifies as “independent” in accordance with those published listing requirements. The independent Directors constitute a majority of the Directors of the Company. Mr. McGonigle serves as the Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. He presides over executive sessions of the non-management Directors. The independent Directors meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors.

Board Members. The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the three nominees for election.

Scott A. Billeadeau, Director. Mr. Billeadeau, age 48, joined Fifth Third Asset Management (“Fifth Third”) in March of 2003 with the combination of Paladin Investment Associates, LLC (“Paladin”) with Fifth Third. He is the Managing Director of Small-cap and Mid-cap Growth Strategies and is responsible for managing nearly $1 billion in assets. Prior to joining Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin. Prior to co-founding Paladin, Mr. Billeadeau spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. Mr. Billeadeau is the Chairman of the Audit Committee and has served on the Board since 2001. Mr. Billeadeau is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Michael F. DiChristina, Director. Mr. DiChristina, age 47, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. In 2000, Mr. DiChristina assumed the role of President and Chief Operating Officer, positions he held until stepping down on October 1, 2009. He will continue to serve on the Company’s Board of Directors. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2011.

Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Hadley, age 47, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was the Company’s Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. He currently serves as a member of the board of advisors of Kum & Go. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute. He has served on the Board since 2000. Mr. Hadley is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Joseph E. Laird, Jr., Director. Mr. Laird, age 64, serves as Managing Director of Petsky Prunier LLC. From 1999 to 2009, he served as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is the Chairman of the Compensation Committee and has served on the Board since 1993. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

James J. McGonigle, Director. Mr. McGonigle, age 46, serves an adjunct professor at Georgetown University and was the former Chairman and Chief Executive Officer of The Corporate Executive Board Company (“CEB”). Mr. McGonigle was a special advisor to the Board of CEB between January 2008 and May 2009. He served as the Director and non-Executive Chairman of the Board of CEB from July 2005 until January 2008. From July 1998 until July 2005, Mr. McGonigle served as CEB’s Chief Executive Officer. From October 1997 until July 1998, Mr. McGonigle was CEB’s General Manager, and from 1995 until October 1997, he was the General Manager of the corporate division of The Advisory Board Company. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since 2002 and is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. On September 19, 2005, Mr. McGonigle was named the Lead Independent Director. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

Walter F. Siebecker, Director. Mr. Siebecker, age 68, serves as President of Burgess Consulting LLC. Mr. Siebecker was a Managing Director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (“NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker’s background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and the Compensation Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2011.

Charles J. Snyder, Vice Chairman of the Board of Directors and Director. Mr. Snyder, age 67, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant for three years to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named FactSet’s interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of FactSet since its formation in 1978 and is currently a member of the Nominating and Corporate Governance Committee. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2010.

Joseph R. Zimmel, Director. Mr. Zimmel, age 56, is a financial consultant and retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board of Directors, Mr. Zimmel currently serves as a member of the Board of Directors of Century Link, Inc. Mr. Zimmel is currently a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Zimmel is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2012.

Board of Directors Meetings and Committees

Board Responsibilities and Structure. FactSet’s Board of Directors has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of its Board Committee charters, at the Corporate Governance Highlights page of the Investor Relations section of the Company’s website at www.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Directors are expected to attend regularly and participate in meetings of the Board and of committees on which the Director serves. The Company does not have a policy with regard to Directors’ attendance at annual stockholder meetings. The Company’s Board of Directors met five times during fiscal 2009, four of which were regularly scheduled quarterly meetings.

Board Committees and Charters. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board of Directors has three standing Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. All Directors attended 100% of the regular meetings of the Board and at least 75% of other meetings of the full Board. All Directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2009.

The following table identifies the committee members as of October 30, 2009.

Committee Name
Independent Directors	Audit	Compensation	Nominating and Corporate Governance
Scott A. Billeadeau *	Chairperson
Joseph E. Laird, Jr.		Chairperson
James J. McGonigle **		Member	Chairperson
Walter F. Siebecker	Member	Member
Charles J. Snyder			Member
Joseph R. Zimmel	Member		Member

*	Financial Expert
**	Lead Independent Director

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review FactSet’s system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet’s independent auditors; reviewing the financial information provided to stockholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the standards of the New York Stock Exchange and NASDAQ and has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee. The Audit Committee met five times during fiscal 2009.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate pre-approval authority to management.

Compensation Committee. The primary responsibilities of the Compensation Committee are to review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of stock options to officers and employees of the Company under its stock option plans, establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. The Compensation Committee met three times during fiscal 2009.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as Directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary. The Nominating and Corporate Governance Committee met once during fiscal 2009 and all members of the Committee attended.

Additional Corporate Governance Information

Code of Business Conduct. The Company has adopted a Code of Business Conduct and Ethics that applies to all the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing to us at Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Code that applies to a member of FactSet’s Board or one of its executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of its website.

Contacting the Board. Stockholders and other interested parties may contact the Board, the Lead Independent Director or non-management Directors as a group by sending their correspondence to: Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851; facsimile number: 203-810-1001; email address: board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of FactSet’s financial reporting and accounting systems and controls. The Board has reviewed independence for audit committee members as defined in both the New York Stock Exchange and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public accountants.

The responsibilities of the Audit Committee are set forth in its Charter which is available on the Company’s website at www.factset.com. In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited consolidated financial statements for fiscal 2009 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting FactSet’s financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Public Company Accounting Oversight Board’s (“PCAOB”) Rule 3520, Auditor Independence and PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence, which was approved by the Securities and Exchange Commission on August 22, 2008 and supersedes the Independence Standards Board Standard No. 1. The Audit Committee recommended to the Board of Directors and the Board has approved the selection of the independent public auditors.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited consolidated financial statements for fiscal year ended August 31, 2009 in FactSet’s 2009 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chairman

Walter F. Siebecker

Joseph R. Zimmel

DIRECTOR COMPENSATION

Director Compensation Program

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each non-employee director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow directors to use FactSet’s suite of products and services.

For fiscal 2009, this compensation consisted of:

Cash Compensation.

•	A $25,000 annual retainer paid quarterly.

•	An additional $2,500 annual retainer to each chairman of a Board Committee.

•	An additional $2,500 annual retainer to each Audit Committee member.

Equity Compensation.

On December 16, 2008, the Company’s stockholders approved the 2008 Non-Employee Directors’ Stock Option Plan (the “Plan”) that provides for the grant of share-based awards, including stock options, to non-employee Directors of FactSet. The ratification of the Plan replaced the FactSet 1998 Non-Employee Directors’ Stock Option Plan, which had expired on November 1, 2007, except with respect to outstanding options previously granted thereunder. A total of 250,000 shares of FactSet common stock have been reserved for issuance under the Plan. The expiration date of the Plan is December 1, 2018. The shares of common stock to be issued may be either authorized and unissued shares or shares held by the Company in its treasury. Consistent with the 1998 Non-Employee Directors’ Stock Option Plan, the new Plan provides for annual equity grants for each non-employee Director and will provide us greater flexibility to change the vesting schedule per option grant, modify the number of options granted on an annual basis and adjust the term of the grants.

Fiscal 2008 One-time make-up annual grant

In order to compensate each non-employee Director for his service to the Company during fiscal 2008, the Compensation Committee recommended and the Board approved a one-time grant of 4,500 non-qualified stock options on January 15, 2009 to each of the six non-employee Directors. Of the options granted, 20% vested immediately with the remainder to vest over four years. The exercise price was $42.09 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant under SFAS 123(R) was $322,650 or $53,775 per Director. Twenty percent of this grant was expensed immediately with the remainder to be expensed ratably over the next four years as the options vest.

New Director one-time grant

New Directors typically receive options to purchase up to 10,000 shares of FactSet common stock, as recommended by the Compensation Committee. The options are typically granted on January 15 after the new Director’s first Annual Meeting. As a new outside Director of FactSet, Mr. Zimmel was awarded a new Director equity grant of 10,000 non-qualified stock options on January 15, 2009, rather than 2008. Twenty percent or 2,000 of these non-qualified stock options granted to Mr. Zimmel vested immediately with the remainder to vest ratably at 20% per year over four years upon the anniversary date of the grant and expire seven years from the date the options were granted. The exercise price was $42.09 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant under SFAS 123(R) was $119,500. Twenty percent of this grant was expensed immediately with the remainder to be expensed ratably over the next four years as the options vest.

Annual grant

Under the 2008 Non-Employee Directors’ Stock Option Plan, the Compensation Committee may award an annual equity grant to each non-employee Director on January 15 of each year having an intended value of $65,000. The number of option shares to be granted in order to deliver this value will be determined on grant date using an option-pricing model. This value is not the same as the SFAS 123(R) stock-based compensation expense value reported in the “Options Awards” column in the table below. As such, the Compensation Committee recommended and the Board approved an annual equity grant of 5,315 non-qualified stock options to each of the six non-employee Directors on January 15, 2009. The exercise price was $42.09 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant under SFAS 123(R) was $390,000 or $65,000 per Director. The non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire seven years from the date the options were granted. The plan contains provisions regarding the exercisability and vesting of outstanding options in the event of termination of service, incapacity, death and change in control of FactSet.

Expenses.

The Company pays or reimburses Directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a Director’s expenses for his participation in third party-supplied continuing education related to the Director’s Board or Committee service.

Director Summary Compensation Table

This table shows (i) the fees that the Company’s non-management Directors earned in fiscal 2009, (ii) the SFAS 123(R) accounting value of stock options and (iii) other amounts disclosed as “All Other Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Scott A. Billeadeau	$30,000	$—	$66,437	$—	$—	$—	$96,437
Joseph E. Laird, Jr.	$27,500	$—	$66,437	$—	$—	$—	$93,937
James J. McGonigle	$27,500	$—	$66,437	$—	$—	$—	$93,937
Walter F. Siebecker	$27,500	$—	$126,875	$—	$—	$—	$154,375
Charles J. Snyder	$25,000	$—	$126,875	$—	$—	$—	$151,875
Joseph R. Zimmel	$27,500	$—	$64,535	$—	$—	$—	$92,035

(1)	These are the amounts that the Company recognized as compensation expense in its financial statements for fiscal 2009 for options granted in fiscal 2009 and in prior years, as required by SFAS 123(R). The assumptions used in computing these amounts are included in the Notes to the Company’s fiscal 2009 financial statements in the 2009 Annual Report on
Form 10-K. The amounts shown in this column were not actually paid to any of the Directors in fiscal 2009. The actual gain that a non-employee Director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. Non-employee Directors received stock option grants on January 15, 2009 totaling 68,890 shares. The exercise price was $42.09 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The grant date fair value of the option grants under SFAS 123(R) was $832,150. At August 31, 2009, the non-employee Directors had the following outstanding stock option awards, some of which were not fully or partially vested: Scott A. Billeadeau, 51,815 shares; Joseph E. Laird, Jr., 41,315 shares; James J. McGonigle, 47,315 shares; Walter F. Siebecker, 47,315 shares; Charles J. Snyder, 41,315 shares; Joseph R. Zimmel, 19,815 shares.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at www.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the New York Stock Exchange and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The policy lists selection criteria including integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee. The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

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Identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by stockholders and potentially a director search firm.

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Review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meets the Board’s required and desired criteria. The review of the nominee’s qualifications includes capabilities, availability to serve, conflicts of interest and other relevant factors. The Committee shall search for individuals as nominees with the highest personal and professional integrity, who shall have demonstrated strong ability and judgment and who shall be effective in serving the long-term interest of stockholders.

•	Interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least one other committee member and the Chief Executive Officer.

•	Report to the Board by the Nominating and Corporate Governance Committee on the selection process.

•	Recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board.

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Formal nomination of the candidate by the Board for inclusion in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.

For candidates proposed to it, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a verbal statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a verbal statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet Bylaws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website.

EXECUTIVE OFFICERS

The following table shows the Company’s executive officers at August 31, 2009:

Name of Officer	Age	Office Held with the Company	Officer Since
Philip A. Hadley	47	Chairman of the Board of Directors, Chief Executive Officer	2000
Michael F. DiChristina*	47	Former President and Chief Operating Officer	2000
Peter G. Walsh	44	Executive Vice President, Chief Financial Officer and Treasurer	2005
Michael D. Frankenfield	44	Executive Vice President, Director of Global Sales	2001
Kieran M. Kennedy	44	Senior Vice President, Director of Investment Banking and Brokerage Services	2002

Philip A. Hadley’s business experience is listed above in the section titled “Corporate Governance.”

Michael F. DiChristina’s business experience is listed above in the section titled “Corporate Governance.”

Peter G. Walsh, Executive Vice President, Chief Financial Officer. Mr. Walsh joined the Company in 1996 as Vice President, Planning and Control within the Company’s Finance group. Mr. Walsh held the position of Vice President, Director of Finance from 1999 until 2001. From late 2001 to February 2005, Mr. Walsh occupied the position of Vice President, Regional Sales Manager of the U.S. Southeast Region. On March 1, 2005 he assumed the position of Chief Financial Officer and Treasurer. On October 1, 2009, Mr. Walsh was promoted to his current position as the Company’s Chief Operating Officer. Prior to joining FactSet, Mr. Walsh held several positions at Arthur Anderson & Co. Mr. Walsh received a B.S. in Accounting from Fairfield University. He is a CPA licensed in the state of New York, has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Michael D. Frankenfield, Executive Vice President and Director of U.S. Investment Management Services. Mr. Frankenfield joined the Company in 1989 within the Consulting Services Group. From 1990 to 1994, Mr. Frankenfield held the position of Vice President, Sales with the Company. From 1995 to 2000 Mr. Frankenfield was Director of Investment Banking Sales with the Company. From 2000 until 2005, Mr. Frankenfield was Director of Sales and Marketing with FactSet and from September 2005 until August 2009, he was the Director of Investment Management Services. In August 2009, he was promoted to his current position as Director of Global Sales. Mr. Frankenfield received a B.A. in Economics and International Relations from the University of Pennsylvania and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Kieran M. Kennedy, Senior Vice President and Director of Investment Banking and Brokerage Services. Mr. Kennedy joined the Company in 1990 within the Consulting Services Group. From 1993 to 1997, Mr. Kennedy held the position of Sales and Consulting Manager for the West Coast. Mr. Kennedy was Director of Consulting from 1997 until he assumed his current position as Director of Investment Banking and Brokerage Services in 2002. Prior to joining FactSet, Mr. Kennedy held a Currency Trading position at Goldman Sachs & Co. Mr. Kennedy received a B.A. in Economics from Syracuse University.

* Effective October 1, 2009, Mr. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. Mr. DiChristina, who has been with FactSet since 1986 and had been in his current role since 1999, will continue to serve on the Company’s Board of Directors. Mr. Walsh, FactSet’s Chief Financial Officer since 2005, was promoted to Chief Operating Officer, and Maurizio Nicolelli, the Company’s Comptroller, was appointed to Senior Vice President, Director of Finance and Principal Financial Officer, effective October 1, 2009.

Mr. Nicolelli joined FactSet in 1996 as the Senior Accountant and held the position of Chief Accountant from 1999 to 2001. Since 2002, he has been a Vice President and Comptroller of the Company. Prior to joining FactSet, he was employed at PricewaterhouseCoopers LLP. He holds a B.S. degree in Political Science from Syracuse University and an M.B.A. degree in Accounting from St. John’s University. Mr. Nicolelli is a CPA licensed in the state of New York.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2009, the Committee reviewed compensation, including equity-based awards, for each named executive officer (“NEO”). The Committee reviews and approves the aggregate number of equity-based awards granted to employees to purchase Common Stock of FactSet. The Committee also reviews the compensation, including stock and option-based awards, for each senior executive team member as well as for those employees who report directly to either the Chief Executive Officer or Chief Operating Officer. The Committee believes that the fiscal 2009 compensation of the NEOs was aligned with FactSet’s performance and returns to stockholders and provided a balanced mix between base pay and incentive compensation.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph E. Laird, Jr., Chairman

James J. McGonigle

Walter F. Siebecker

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s named executive officers who are listed as follows:

•	Philip A. Hadley, Chairman of the Board of Directors and Chief Executive Officer

•	Michael F. DiChristina, former President and Chief Operating Officer *

•	Peter G. Walsh, Executive Vice President and Chief Financial Officer *

•	Michael D. Frankenfield, Executive Vice President and Director of Global Sales

•	Kieran M. Kennedy, Director of Investment Banking and Brokerage Services

*	Effective October 1, 2009, Mr. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. Mr. DiChristina, who has been with FactSet since 1986 and has served in his current role since 1999, will continue to serve on the Company’s Board of Directors. Mr. Walsh, FactSet’s Chief Financial Officer since 2005, was promoted to Chief Operating Officer, and Maurizio Nicolelli, the Company’s Comptroller, was appointed to Senior Vice President, Director of Finance and Principal Financial Officer, effective October 1, 2009.

The Compensation Committee of the Board is responsible for policies and decisions regarding the compensation and benefits for NEOs. The Compensation Committee also administers FactSet’s stock option plans. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Recent Market Trends

The unprecedented events related to the collapse of the financial markets in late 2008 have prompted investors to question the role that executive compensation programs may have had in contributing to excessive risk-taking by senior executives to achieve short-term financial gain at the expense of the long-term health of a company. In light of these facts, the Committee again reviewed the objectives and design of FactSet’s executive compensation policies to encourage decisions and behaviors to align with the long-term interests of the Company’s stockholders. The Committee concluded the following:

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FactSet’s programs appropriately balance short- and long-term incentives, with approximately 40% of the total target compensation for the senior executive team provided in equity and focused on long-term performance.

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Executive compensation policies pay for performance against goals that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual executive compensation payments.

Executive Compensation Philosophy

FactSet has historically established executive compensation based upon the following goals and principles:

•	Provide appropriate incentives for both individual and business performance.

•	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

•	Maintain executive compensation at levels relative with other members of senior management.

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Provide appropriate incentives for both individual and business performance. Approximately 40% of each named executive officer’s total compensation is performance-based variable compensation, which rewards the executive for annual business performance against pre-determined goals. The Compensation Committee has designed the executive compensation program to encourage named executive officers to strive for outstanding individual performance, which is expected in turn to drive the positive performance of the Company as a whole. The Compensation Committee reviews the individual goals of each named executive officer prior to the end of each fiscal year to determine the executive’s performance relative to stated objectives, both quantitative as well as qualitative. A named executive officer’s achievement of certain goal levels will dictate, with the application of some discretion by the Committee, that executive’s bonus for the fiscal year just completed as well as salary levels for the coming fiscal year.

Align the financial interests of key employees and FactSet’s stockholders via stock-based incentives. The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create stockholder value. Equity-based compensation, including stock options, has regularly represented a significant portion of total compensation. With stock options, executives only benefit if the Company’s stock price appreciates from the date of grant of the award. The Compensation Committee has also viewed options as a method, not only of encouraging the named executive officers to drive Company performance in the long term, but also of encouraging the retention of officers. The Compensation Committee has also, in this regard, recognized the outright share ownership of many named executive officers as a positive characteristic in determining option grant levels. Named executive officers’ interests as stockholders and option holders themselves have been aligned in the past with those of stockholders generally, and are anticipated to remain so aligned due in part to the large share ownership such officers have maintained.

Maintain executive compensation at levels relative to other members of management. In addition to the other elements relevant to determining named executive officers’ compensation, FactSet’s Compensation Committee has also considered the potential difference between the total compensation package offered to its top executives and the compensation of other employees, both management and non-management. The Compensation Committee determines compensation and stock-based incentive awards for the named executive officers at the same time as it approves pools for the Company as a whole. The Compensation Committee criteria and performance levels attempt to provide compensation to named executive officers that both recognizes their achievements, but also maintains internal pay equity in comparison with other executives and the general employee base. This awareness has helped with retention not only at the senior executive level but also at other levels in developing management of the Company.

Attract and retain talented personnel. The Company operates in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation Committee has designed the executive compensation program bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available. The Committee also considers that the named executive officers’ share ownership of FactSet stock is, in some cases, a significant point of distinction from other companies in determining compensation.

Elements of Compensation

FactSet’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. The core of FactSet’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. Fiscal 2009 compensation decisions emphasized rewarding performance. Because the financial performance goals set for fiscal 2009 for the variable cash incentive awards for executive officers and long-term, equity-based incentive awards were not achieved, the performance-based cash and equity-based incentive awards for the named executive officers were significantly lower in fiscal 2009 than in fiscal 2008.

The three major elements of FactSet’s executive officer compensation in fiscal 2009 continued to be:

•	Base salary;

•	Variable cash incentive awards (annual bonus); and

•	Long-term, equity-based incentive awards.

Base Salary. The Compensation Committee has established base salaries according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation. Salaries for named executive officers are also considered in the context of compensation to employees of the Company in the aggregate.

Annual Bonus. The Compensation Committee has determined annual bonuses on a discretionary basis considering a number of factors including FactSet’s profitability, revenue growth, achievement of strategic and department goals, individual performance and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named executive officers based on their operational and financial performance, as described in further detail below. The bonus amounts are not determined by a predefined formula. Rather they are judgment-based and based upon achievement of individual goals, overall company performance for the fiscal year and a review of compensation at peer companies for each named executive officer. For each NEO, management of the Company prepares for the Compensation Committee a written performance appraisal, peer review compensation statistics and a recommendation for compensation change. The recommendations are revised by the Compensation Committee based on a review and discussion of this information.

Long-term, Equity-based Incentive Awards. The use of equity-based compensation has been a significant component of FactSet’s overall compensation philosophy and is one that the Company plans to continue. FactSet’s philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. The Company believes that it has been successful in achieving this alignment through the use of equity-based compensation which, beginning in October 2009, includes the use of restricted stock awards. The Compensation Committee has also recognized the unique significant ownership stake of the NEOs in the Company and consequently has not mandated that its executive officers maintain a specified level of stock ownership in the Company. The Compensation Committee determines the size of the long-term, equity-based incentives according to each NEO’s position within FactSet and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. The Committee takes into account an individual’s performance history, his or her potential for future advancement, the Chief Executive Officer’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

In fiscal 2009, FactSet adjusted the timing of its annual compensation review process to better align all forms of compensation awarded to its employees. Historically, equity-based plan awards were granted prior to the end of each fiscal year and were not synchronized with the year-end performance review process. As such, FactSet changed the timing of the equity-based grants to October 2009, which corresponds to the timing of the annual bonus payments. This change resulted in no performance-based stock options being granted during fiscal 2009.

FactSet has historically structured its long-term equity-based grants as stock options. However, as of the end of fiscal 2009, the Committee made the decision to grant restricted stock awards (“RSA”) to its employees, including the NEOs, beginning with an October 2009 grant. The Committee believes that, in light of the current stock market volatility, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them during a tumultuous economic period is to award RSAs in addition to performance-based stock options as the vehicles for equity-based compensation.

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Performance-Based Stock Options. In a further effort to drive long-term performance, the Compensation Committee approved performance-based options that were granted to NEOs as well as other employees of the Company in October 2009. Performance-based stock options require management to make assumptions regarding the likelihood of achieving Company performance goals. The number of performance-based options that vest will be predicated on the Company achieving performance levels for both organic subscriptions and diluted earnings per share during the two years ended August 31, 2011. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the named executive officers and all other employees who received option grants.

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Restricted Stock Awards. A RSA represents shares of common stock granted to an employee, subject to vesting requirements. The fair value of a RSA is determined by multiplying the number of RSAs by the price of the Company’s stock on the grant date (reduced by the present value of dividends expected to be paid over the vesting period). As the price of FactSet’s stock fluctuates, so does the fair value of the RSA; this allows for employee and stockholder alignment with both increases and decreases in the Company’s stock price. RSAs also provide for more stable value than stock options since RSAs provide value to employees with both increases and decreases in company stock price. For each NEO and all other employees, the ratio of RSAs to performance-based stock options was one RSA for every five performance-based stock options granted. The RSAs granted in fiscal 2009 cliff vest 60% after three years and 100% after five years of service.

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Service-based Stock Options. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. In October 2008, the Committee noted that the strike price of the past two annual stock option grants to employees including the NEOs were significantly in excess of the fair value of the Company’s common stock (i.e., underwater). As such, the intended long-term retention benefits of these grants were not being achieved by the Company. As a result, the Committee approved a one-time service-based stock option grant in October 2008 in order to achieve the desired benefits of previously granted awards. The service-based stock options granted in October 2008 were equal to 25% of the fair value of the service-based stock options granted on August 14, 2008.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to the named executive officers. As such, compensation paid in fiscal 2009 by FactSet is fully tax-deductible. The tax deductibility of compensation for the named executive officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

Perquisites and Personal Benefits. The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in 2009 of those benefits provided to NEOs that the Securities and Exchange Commission deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” (included in the amounts reported in the column captioned “All Other Compensation” and further detailed in an accompanying supplemental table). The Audit Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. The Compensation Committee determined that the perquisites and personal benefits available to NEOs in 2009, and their costs to the Company, were reasonable and properly disclosed to stockholders. In addition, named executive officers are able to participate in the same defined benefit plans as all other eligible employees, including health, retirement, life insurance, and disability plans, as well as an employee stock purchase plan.

Post-Termination Compensation. Beyond allowing executives to participate in the Company’s 401(k) plan, under which the Company matches contributions for all employees up to a maximum of $9,800 (and subject to any limitations imposed by ERISA), FactSet does not provide any other post-employment benefits to its executive officers or any employees. However, Mr. Walsh is entitled to certain severance benefits pursuant to his employment agreement in the event of a change in control of the Company or his separation from the Company under certain circumstances. His additional severance and change in control benefits are described below under the heading “Potential Payments upon Termination or Change in Control.”

Process of Determining Executive Compensation

FactSet has not entered into any employment agreements with any of its NEOs, other than an agreement that grants certain rights to Mr. Walsh in the event of a separation from the Company. As such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the named executive officers. FactSet’s Compensation Committee has not historically used the services of a compensation consultant. In the determination of stock options grants and bonuses, the Committee has considered information provided to it by management, at the Committee’s request, regarding the compensation levels of executives at designated peer companies.

In the fourth quarter of fiscal 2009, the Compensation Committee met to determine the methods it would use to set compensation for the NEOs. Each compensation component and the Compensation Committee’s decisions regarding these elements are considered as part of a collective package of compensation to each individual NEO. The Committee members discuss what they believe to be appropriate levels of compensation in their business judgment. Each element of compensation is considered independently for overall soundness of the level of compensation in relation to the amounts awarded to other individuals. In addition, each NEO’s compensation as a whole is considered in comparison to that of other executives and employees of the Company. The Compensation Committee has not considered any forms of compensation other than salary, bonus and equity awards. The Committee did not engage in any further quantitative or qualitative analyses regarding its decision to make specific compensation awards or regarding any particular type of award or form of compensation.

In a series of meetings, the Compensation Committee determines appropriate equity-based grants, bonus levels for the fiscal year completed and salary for the upcoming year for the named executive officers. The Compensation Committee follows guidelines for equity-based awards, which apply to awards for named executive officers as well as all other employees. The guidelines require management to study, make recommendations and provide supporting analysis to the Compensation Committee regarding proposed equity awards. The supporting analysis shared with the Committee provides details about each executive’s cash and total compensation, existing equity awards, the amounts vested and unvested and the percentage of total compensation that the suggested equity-based grant would represent. The materials also demonstrate the aggregate amount of awards and other compensation that have been historically granted and are proposed to be granted to the Company in the aggregate. In addition, management reviews with the Committee the various Company performance levels and the equity-based grants that would vest based on the various performance targets. On the basis of such materials, prepared at the Committee’s request, the Compensation Committee approves equity grants for each member of the Company’s Executive Committee, which includes the named executive officers. The Committee then also separately approves the equity-based grant for the Chief Executive Officer. Typically, during the same meeting, the Compensation Committee further approves total equity-based grants for all FactSet employees in the aggregate. The Compensation Committee thus determines awards for the named executive officers in the context of considering grants for employees of the Company as a whole.

The Compensation Committee considers materials prepared by management at the Committee’s request and direction, detailing the historical salary, bonus and total cash compensation levels of the named executive officers and other members of the Company’s Executive Committee. In addition, management provides to the Compensation Committee materials outlining the individual performance of each named executive officer with respect to his goals and objectives for the past year, both qualitative and quantitative, measured against financial goals for the Company’s performance as well quantitative performance in the individual executive’s functional area. Management also provides the Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the past fiscal year. Historically, Management has also provided an evaluation during a meeting of the contribution to the performance of the Company by each named executive officer. The Committee members then separately make their determinations as to the bonus for the past year and salary for the upcoming year for each named executive officer. Management does not participate in this deliberation and the Chief Executive is not present for discussions regarding his own compensation. Typically at the same meeting, the Compensation Committee approves the total bonus pool for the Company’s operational areas as a whole, so that compensation to the named executive officers is made in the larger context of compensation for all the Company’s employees.

In the beginning of fiscal 2009, management provided the Compensation Committee with performance targets that correlate to “Below”, “Expected”, “Excellent” and “Superlative” results for annual subscription value growth (“ASV”). The Company’s earnings per share (“EPS”) targets are also implied in that the Company is managed each year with the goal of EPS growth being equal to or greater than ASV growth. These targets are detailed for each geographic region managed by a NEO and for the Company in aggregate. The growth figures do not, however, correlate to any target compensation levels, but rather inform the Compensation Committee generally as to the performance of the Company. The Compensation Committee also considered qualitative comments pertaining to each named executive officers’ goals and performance gathered during the Company’s standard review process for all employees. Although no specific levels of compensation were tied to the achievement of these goals, the Compensation Committee took such performance into account in awarding bonuses and equity awards. No other specific items of corporate performance are taken into account in making compensation decisions.

The Compensation Committee determines the actual size of bonus payments and equity-based grants awarded to each of the named executive officers based on the Compensation Committee’s subjective view of the executives’ achievement of qualitative goals set out in materials provided to the Committee by management. There are no specific quantitative formulas involved that would result in a particular compensation level. The Committee agrees on the executive’s performance and related compensation through conversation and discussion.

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Mr. Hadley’s goals included increasing ASV, EPS growth being equal to or greater than ASV growth, communicating the company’s goals, strategies and values including optimizing capital allocation and responding to industry changes to improve the Company’s competitive position.

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Mr. DiChristina’s goals included increasing ASV, EPS growth being equal to or greater than ASV growth, optimizing capital allocation including managing the headcount plan to ensure available resources are in place to meet growth expectations, rollout of the new FactSet platform and responding to technology and infrastructure change requirements.

•

Mr. Walsh’s goals included increasing ASV, EPS growth being equal to or greater than ASV growth, manage FactSet’s cost structure to maximize the Company’s competitive position, improve the visibility of certain internal financial metrics, evaluate strategic opportunities to improve sales to existing applications, working on new and existing real estate and managing certain technical projects.

•	Mr. Frankenfield’s goals included increasing ASV, meeting certain human resources goals, advancing certain products, and improving the productivity of the sales force.

•	Mr. Kennedy’s goals included increasing ASV, meeting certain human resources goals and advancing certain products.

The compensation to be issued is not based on a quantitative formula. Each named executive officer was measured on his performance relative to their qualitative goals in determining the appropriate overall level of compensation. The compensation is then granted as a mix including base salary, bonus and equity-based grants.

With regard to performance-based option awards, the Company will be required to review its two year compounded growth rate of organic ASV and diluted EPS to determine the number of nonqualified performance-based options that a named executive officer will be entitled to receive, based on levels ranging from “Below Expectations,” to “Expected,” “Excellent” and “Superlative”. The following table sets forth the percentage of options granted that will vest at the end of the two year measurement period based on performance levels achieved by the Company. All Company employees granted performance-based options are eligible to have options vest on the same basis as the named executive officers.

Performance Level	Applicable Performance
Below Expectations	0%
Expected	20%
Excellent	60%
Superlative	100%

The Compensation Committee exercised its discretion over all cash and service-based equity awards to the named executive officers. The only compensation tool currently tied to a predefined formula is performance-based stock option awards. For options granted on August 14, 2007, the two-year measurement period concluded on August 31, 2009. The performance level achieved was “Below Expectations” and as such, none of the performance-based stock options vested because both the two year compounded annual growth rate of organic ASV and EPS was below 19%. The two year compounded annual growth rates were reviewed by the Company and its Audit Committee. The Company has disclosed in its fiscal 2009 Annual Report on Form 10-K the financial ramifications of a change in the performance level currently estimated by the Company for all performance-based stock options currently outstanding as of August 31, 2009.

The Company has not implemented any forms of compensation structured to reflect a named executive officer’s individual performance and/or individual contribution to the Company’s performance.

Upon grant, management estimates that with regard to the performance levels associated with performance-based options, the “Expected” level is likely and should be achieved, the “Excellent” level is not probable and is very difficult to achieve, and the “Superlative” level is not probable and is highly unlikely to be achieved. A historical analysis of the likelihood of achieving the various performance levels is not possible since these types of options where first granted in fiscal 2006. Using simple historical calculations would not take into account employees’ additional diligence in light of the goal of achieving the performance level needed to earn the vesting of options at a particular level.

The Committee has not designated target levels of performance that would enable an executive to qualify for an exact amount or a range of compensation levels, whether in the form of salary, bonus or option awards. Neither the Company nor the Compensation Committee has determined threshold, target and maximum payments for salaries or the actual size of bonus payments related to the Company’s performance, nor have they set the threshold, target and maximum number of shares underlying the performance share awards as related to the Company’s performance. Only the vesting of performance-based options is linked to specific growth targets of the Company as a whole, not any individual named executive officer’s performance.

The Compensation Committee considered all compensation to each NEO at the same time it determined the Company’s annual bonus and equity incentive awards pools. It should also be noted that no named executive officer participates in any Compensation Committee discussions of that executive’s own compensation. As mentioned earlier, during fiscal 2009, there was an off-cycle option grant in October 2008 to key employees including each named executive officers equal to 25% of the fair value of the service-based stock options granted on August 14, 2008. The off-cycle grant was approved by the Committee in order to achieve the desired benefits of previously granted awards that were significantly out-of-the-money.

In addition, the Compensation Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable by the Compensation Committee. The peer group consists of Advent Software, Inc., The Advisory Board Company, Arbitron Inc., The Corporate Executive Board Company, IHS Inc., Interactive Data Corporation, Morningstar, Inc., RiskMetrics Group Inc. and MSCI Inc. The materials presented to the Compensation Committee detailed the peer company compensation by type, including salary, bonus and equity awards. The Compensation Committee believes that its total target compensation for NEOs is competitive. The Compensation Committee concluded that the aggregate compensation approved for each NEO fell within the range of compensation offered by the peer companies. The Compensation Committee noted that management positions reported by peer companies are not always parallel to those of the Company. Given the large current and historical equity ownership of management, particularly Mr. Hadley, cash compensation relative to industry peers has not been a primary focus of overall compensation. Accordingly, total compensation awarded to Mr. Hadley and Mr. DiChristina was found to be below the average compensation for their analogous peers. However, total compensation awarded to Mr. Walsh, Mr. Frankenfield and Mr. Kennedy was within the range of aggregate compensation granted to each analogous peer.

EXECUTIVE COMPENSATION

The tables below present compensation information for each named executive officer followed by a narrative discussion of compensation that each NEO could receive when their employment with the Company terminates under various circumstances or upon a change in control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered in all capacities to FactSet for each respective fiscal year. The Company’s named executive officers for fiscal 2009 include FactSet’s CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2009 who were serving as executive officers at the end of fiscal 2009.

Summary Compensation Table

The following table summarizes key components of NEO compensation for fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Philip A. Hadley Chief Executive Officer (PEO)	2009	$275,000	$525,000	$—	$316,186	$30,625	$1,146,811
	2008	$275,000	$640,000	$—	$307,579	$35,180	$1,257,759
	2007	$275,000	$615,000	$—	$265,308	$35,520	$1,190,828

Michael F. DiChristina (4) Former President and Chief Operating Officer	2009	$275,000	$600,000	$—	$316,186	$26,575	$1,217,761
	2008	$275,000	$640,000	$—	$265,308	$31,819	$1,187,127
	2007	$275,000	$615,000	$—	$265,308	$31,819	$1,187,127

Peter G. Walsh Chief Financial Officer (PFO) (5)	2009	$255,000	$395,000	$—	$322,669	$26,818	$999,487
	2008	$255,000	$480,000	$—	$283,484	$24,405	$1,042,889
	2007	$255,000	$445,000	$—	$229,689	$23,815	$953,504

Michael D. Frankenfield Director of Global Sales	2009	$265,000	$385,000	$—	$269,064	$28,107	$947,171
	2008	$265,000	$480,000	$—	$246,157	$36,855	$1,028,012
	2007	$265,000	$460,000	$—	$205,617	$23,246	$953,863

Kieran M. Kennedy Director of Investment Banking	2009	$235,000	$315,000	$—	$202,940	$29,017	$781,957
	2008	$235,000	$370,000	$—	$185,297	$26,026	$816,324
	2007	$235,000	$365,000	$—	$149,594	$28,511	$778,105

(1)	The Bonus column lists discretionary cash bonuses awarded for services rendered during the applicable fiscal year based on achievement of certain goals established at the beginning of each fiscal year. These financial goals included organic subscription growth and diluted earnings per share growth greater than organic revenue growth. Annual variable compensation payments are made each September following the close of the fiscal year. See the detailed description of the Annual Bonus in the preceding CD&A under the sub-heading “Annual Bonus.”

(2)	These are the amounts that the Company recognized as compensation expense in its financial statements for each year for options granted in fiscal 2009 and in prior years, as required by SFAS 123(R). The Option Awards column amounts were not actually paid to any NEO in fiscal 2009. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions used in computing the Option Awards amounts are included in Note 13 to the Company’s financial statements in the 2009 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2009 is reported in the “Option Exercises and Stock Vested” table below.

(3)	Amounts reflect the value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO. FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum. There were no other perquisites and other personal benefits for NEOs. Fiscal 2009 amounts include $9,275; $5,350; $5,544; $6,891; and $7,643, respectively, for personal use of Company automobiles by Messrs. Hadley, DiChristina, Walsh, Frankenfield, and Kennedy.

(4)	Mr. DiChristina stepped down from his role as President and Chief Operating Officer, effective October 1, 2009 Mr. DiChristina, who has been with FactSet since 1986 and had been in his current role since 1999, will continue to serve on the Company’s Board of Directors. As a result, the Compensation Committee recommended and the Board approved an adjustment to the composition of Mr. DiChristina’s total compensation by increasing his cash bonus award and eliminating all equity-based award components.

(5)	Mr. Walsh was promoted to Chief Operating Officer, effective October 1, 2009.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. The Company did not award non-equity incentive compensation during fiscal 2009 to any of its NEOs.

Stock Awards. The Company did not grant any stock awards during fiscal 2009 to any of its named executive officers.

Option Awards. In fiscal 2009, FactSet adjusted the timing of its annual equity-based grant to be subsequent to the Company’s annual compensation review. Historically, equity-based plan awards were issued prior to the end of each fiscal year and were not aligned with the year-end annual performance process. As such, in fiscal 2009, FactSet changed the timing of the equity-based grants to the fall of each calendar year, which corresponds to the timing of the annual bonus payments. This change resulted in no performance-based stock options granted during fiscal 2009.

FactSet has historically structured its long-term equity-based grants as stock options. However, in fiscal 2009, the Compensation Committee made the decision to grant RSAs to its key employees, including the named executive officers in addition to stock option awards. As of the date of this decision, the strike price of the past two annual stock option grants to the named executive officers were in excess of the fair value of the Company’s common stock. The Committee believed that, in light of the recent stock market volatility, the most effective way to promote equity ownership by employees, reward them for solid operating performance and retain them during a tumultuous economic period was to award RSAs in addition to performance-based stock options. For each NEO, the ratio of RSAs to performance-based stock options was one RSA for every five performance-based stock options granted. The RSAs were subsequently granted in October 2009 and cliff vest 60% after three years and 100% after five years of service.

The following table provides information on all option awards granted during fiscal 2009 to each of FactSet’s named executive officers. There can be no assurance that the grant date fair value, as listed in this table, of the option awards will ever be realized. The amounts of these awards that were expensed during fiscal 2009 are included in the “Option Awards” column of the Summary Compensation Table.

	Estimated Possible Payouts under Equity Incentive Plan Awards (#)
Name	Grant Date (1)	Threshold	Target	Maximum	All Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price ($)	Grant Date Fair Value of Option Awards ($)(3)
Philip A. Hadley	10/24/08	—	9,524	9,524	9,524	$35.80	$90,000
Michael F. DiChristina	10/24/08	—	9,524	9,524	9,524	$35.80	$90,000
Peter G. Walsh	10/24/08	—	9,259	9,259	9,259	$35.80	$87,500
Michael D. Frankenfield	10/24/08	—	9,259	9,259	9,259	$35.80	$87,500
Kieran M. Kennedy	10/24/08	—	6,481	6,481	6,481	$35.80	$61,250

(1)	On October 24, 2008, the Compensation Committee approved the total number of stock options to be allocated among all eligible employees and specifically approved the stock options to be granted to NEOs and all other executive officers. At that time, the Compensation Committee designated October 24, 2008 as the actual grant date of these options, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	Service-based stock options expire seven years from the date of grant and vest at a rate of 20% after the first year and 1.67% per month thereafter for years two through five. Options become vested and exercisable provided the employee continues employment with the Company through the applicable vesting date, and remain exercisable until expiration or cancellation.

(3)	The dollar values of option awards disclosed in this column are equal to the grant date fair value computed in accordance with SFAS 123(R), excluding assumptions for forfeitures. The fair values of the option grants are estimated using a lattice-binomial option-pricing model. Assumptions utilized in the model were term structure of risk-free rates of return ranging from 0.89% to 3.09%, term structure of volatility ranging from 33%-38% and a dividend yield of 2.01%. Expected life, an output in a binomial option-pricing model, is 5.04 years for the service-based stock options.

Additional Information Regarding Plan-Based Awards

The fiscal 2009 option grants reported in the table above were made under the 2004 FactSet Research Systems Inc. Stock Plan (the “Stock Plan”). Options granted to NEOs are made on the same terms as options granted to all other eligible employees. The material terms of these grants include:

•

Options vest 20% after the first year and 1.67% per month thereafter for years two through five, beginning on the first anniversary of the grant date. However, the option becomes fully vested upon a change in control whether or not employment is terminated.

•	Options expire on the seventh anniversary of the grant date. Options will expire before seven years if employment terminates, except for certain termination reasons described below.

•

Options may be exercised only while the NEO is actively employed except for termination due to death, disability or a reason other than cause. Refer to page 23, under the section “Potential Payments upon Termination or Change in Control” for further review of change in control definitions.

Outstanding Equity Awards at Fiscal Year-end

The table below shows each NEOs outstanding option grants at August 31, 2009. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

	Grant Date	Number of Options		Exercise Price ($)	Expiration Date
		Exercisable (1)(2)	Unexercisable
Philip A. Hadley	3/13/00	22,499	—	$22.08	3/13/10
	9/5/00	150,000	—	$22.38	9/5/10
	10/23/01	30,000	—	$17.57	10/23/11
	10/7/02	20,635	—	$14.97	10/7/12
	1/22/04	60,000	—	$24.49	1/22/14
	4/20/05	30,360	4,640	$29.00	4/20/12
	8/14/06	21,666	14,447	$43.39	8/14/13
	8/14/07	7,149	10,718	$59.36	8/14/14
	8/14/08	3,906	46,255	$65.67	8/14/15
	10/24/08	—	9,524	$35.80	10/24/15
Michael F. DiChristina	11/13/00	17,500	—	$22.83	11/13/10
	10/23/01	13,779	—	$17.57	10/23/11
	10/7/02	18,505	—	$14.97	10/7/12
	1/22/04	60,000	—	$24.49	1/22/14
	4/20/05	30,360	4,640	$29.00	4/20/12
	8/14/06	21,666	14,447	$43.39	8/14/13
	8/14/07	7,149	10,718	$59.36	8/14/14
	8/14/08	3,906	46,255	$65.67	8/14/15
	10/24/08	—	9,524	$35.80	10/24/15
Peter G. Walsh	3/13/00	6,000	—	$22.08	3/13/10
	11/13/00	14,999	—	$22.83	11/13/10
	10/23/01	7,500	—	$17.57	10/23/11
	10/7/02	13,500	—	$14.97	10/7/12
	1/22/04	30,000	—	$24.49	1/22/14
	4/20/05	60,760	9,240	$29.00	4/20/12
	8/14/06	18,243	12,168	$43.39	8/14/13
	8/14/07	6,356	9,525	$59.36	8/14/14
	8/14/08	3,798	44,970	$65.67	8/14/15
	10/24/08	—	9,259	$35.80	10/24/15
Michael D. Frankenfield	11/13/00	31,756	—	$22.83	11/13/10
	10/23/01	7,504	—	$17.57	10/23/11
	10/7/02	8,938	—	$14.97	10/7/12
	1/22/04	45,000	—	$24.49	1/22/14
	4/20/05	21,680	3,320	$29.00	4/20/12
	8/14/06	18,243	12,168	$43.39	8/14/13
	8/14/07	6,356	9,525	$59.36	8/14/14
	8/14/08	3,798	44,970	$65.67	8/14/15
	10/24/08	—	9,259	$35.80	10/24/15
Kieran M. Kennedy	11/13/00	897	—	$22.83	11/13/10
	10/23/01	3,750	—	$17.57	10/23/11
	10/7/02	5,502	—	$14.97	10/7/12
	1/22/04	10,974	—	$24.49	1/22/14
	4/20/05	10,020	2,306	$29.00	4/20/12
	8/14/06	14,254	9,504	$43.39	8/14/13
	8/14/07	5,160	7,744	$59.36	8/14/14
	8/14/08	2,658	31,480	$65.67	8/14/15
	10/24/08	—	6,481	$35.80	10/24/15

(1)	20% of each option grant is exercisable one year after the grant date, with the remainder vesting at a rate of 1.67% per month.
(2)	Options granted on August 14, 2008 shall become exercisable based on the achievement by the issuer of certain financial performance criteria. Options that do not vest at the end of a two-year performance period will be forfeited. Options that become exercisable vest 41.67% after the two-year performance period with the remainder vesting at 1.67% per month thereafter.

Option Exercises and Stock Vested

The following table summarizes the number of shares acquired by the exercise of stock options and the value realized upon such exercises by each of the named executive officers during fiscal 2009. There were no stock awards exercised for the named executive officers during fiscal 2009.

Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)
P. Hadley	23,004	741,476
M. DiChristina	—	—
P. Walsh	3,000	91,088
M. Frankenfield	—	—
K. Kennedy	8,995	258,347

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

Nonqualified Deferred Compensation

The Company does not have a Compensation Deferral Program, thus the nonqualified deferred compensation table has been omitted for fiscal 2009.

Pension Benefits

The Company does not have a Pension Program thus no pension retirement benefits were paid to executives in fiscal 2009.

Potential Payments upon Termination or Change in Control

On March 1, 2005 an agreement between the Company and Mr. Peter Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Mr. Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Mr. Walsh: (i) an estimated payment of $1 million, which is equal to his compensation in the prior twelve months if his employment is terminated without cause; and (ii) an estimated payment of $2 million, which is equal to twice his compensation in the prior twelve months and benefits for 24 months in the event of a change in control of the Company and involuntary termination.

At the end of fiscal 2009, the Company did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Kennedy.

The Company sponsors equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change in Control

Upon the occurrence of a Change in Control, (i) all option awards granted to a NEO which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Compensation Committee may, in its sole discretion, determine that such option awards be immediately terminated in which case the NEO will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each option award equal to the difference between the fair market value of a share and the exercise price of such option award.

Death or Disability

Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death, may be exercised in whole or in part, at any time within one year after the NEO’s death by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability, may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause

If the Company’s terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within the three-month period following such termination of employment, the option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Upon termination with cause, all unexercised awards terminate immediately.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Potential Payments upon Termination of Employment or a Change in Control Table

The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect at August 31, 2009 to each of the NEOs in the event of termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2009 and that the price per share of FactSet common stock on that date was $55.04. The amounts are based upon the difference between $55.04 and the exercise price of the unvested stock options held by the NEO at August 31, 2009.

Name of Officer	Death or Disability	Termination Without Cause	Termination With Cause	Change in Control (1)
Philip A. Hadley	$—	$—	$—	$472,375
Michael F. DiChristina	$—	$—	$—	$472,375
Peter G. Walsh	$—	$—	$—	$2,559,484
Michael D. Frankenfield	$—	$—	$—	$406,353
Kieran M. Kennedy	$—	$—	$—	$295,464

(1)	The Change in Control payout is applicable to all option awards granted to Company employees which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to FactSet with respect to beneficial ownership of FactSet common stock as of October 19, 2009 for (i) each director and nominee, (ii) each holder of 5.0% or greater of FactSet common stock, (iii) FactSet’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) named in the table entitled “Summary Compensation Table” and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to FactSet’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 19, 2009 includes shares of common stock that such person or group had the right to acquire on or within 60 days after October 19, 2009, including, but not limited to, upon the exercise of options or the vesting of restricted stock units.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the sum of the 47,303,714 shares of Common Stock outstanding at October 19, 2009, and the number of shares of Common Stock that all directors and executive officers had the right to purchase on or within 60 days of October 19, 2009, including, but not limited to, upon exercise of the stock options.

Principal Holders

The only persons known by the Company to be beneficial owners of more than 5% of FactSet’s Common Stock are the following:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned at October 19, 2009	Percentage of Common Stock
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	6,489,485	13.5%

Baron Capital Group, Inc. (BAMCO) 767 Fifth Avenue New York, NY 10153	4,687,862	9.7%

(1)	Number of shares beneficially owned was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act in fiscal 2009.

Directors and Executive Officers

The table below sets forth, as of October 19, 2009, information regarding the beneficial ownership of the Company’s Common Stock by (1) each Director and the named executive officers of the Company and (2) all Directors and Executive Officers of the Company as a group (12 persons).

Name (1)	Number of Shares Beneficially Owned at October 19, 2009 (2)	Percentage of Common Stock
Charles J. Snyder	2,793,810	5.8%
Philip A. Hadley	1,229,634	2.6%
Peter G. Walsh	174,678	*	*
Michael D. Frankenfield	152,998	*	*
Michael F. DiChristina	68,300	*	*
Walter F. Siebecker	58,828	*	*
Kieran M. Kennedy	54,670	*	*
James J. McGonigle	37,500	*	*
Scott A. Billeadeau	37,500	*	*
Joseph E. Laird, Jr.	27,000	*	*
Maurizio Nicolelli	8,464	*	*
Joseph R. Zimmel	2,900	*	*

All Directors and Executive Officers as a group (12 persons)	4,646,282	9.7%

**	Percentage of Common Stock is less than 1%.

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.
(2)	Beneficial ownership includes shares that may be acquired upon exercise of options exercisable within 60 days of October 19, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of FactSet’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide FactSet with copies of all Section 16(a) forms that they file. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during fiscal 2009 with respect to transactions in the Company’s stock with the following exceptions. Three Form 5s were filed on September 29, 2009 on behalf of three Company executive officers, reflecting the purchase of FactSet common stock through the Company’s Employee Stock Purchase Plan for an aggregate number of 1,750. All of these reports were promptly filed upon discovery that a report covering such transactions had not been filed on time.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2009 with respect to FactSet’s equity compensation plans:

(In thousands, except per share data)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	7,553	$39.51	4,128
Equity compensation plans not approved by security holders	—	—	—

Total	7,553	$39.51	4,128

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is FactSet’s preference to avoid related party transactions. FactSet’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission, New York Stock Exchange and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, the Company does not have relationships with any directors in which the director is compensated in excess of $120,000, excluding fees for board service. In fiscal 2009, there were no related-person transactions under the relevant standards.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to FactSet’s Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. FactSet’s Corporate Governance Principles require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Principles, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in FactSet’s applicable filings with the Securities and Exchange Commission as required under the applicable rules.

OTHER MATTERS

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by FactSet, attention of Ms. Rachel R. Stern, the Company’s Secretary, at its principal executive offices, no later than August 1, 2010, or such other date as determined with reference to the Company’s By-laws, as amended, as applicable, to be included in its fiscal year 2010 Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Investor Relations Department at 203-810-1000 or by submitting a written request to Ms. Rachel R. Stern, Secretary, 601 Merritt 7, Norwalk, CT 06851. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Availability of FactSet’s Annual Report on Form 10-K

FactSet will mail without charge, upon written request, a copy of FactSet’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, including the consolidated financial statements, schedule and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: FactSet Research Systems Inc., 60 1 Merritt 7, Norwalk, CT 06851, Attn: Investor Relations. The annual report on Form 10-K is also available at www.factset.com.

Other Business

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Senior Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

FACTSET RESEARCH SYSTEMS INC.	INTERNET http://www.proxyvoting.com/fds Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. TO ELECT THREE (3) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC., EACH FOR A THREE-YEAR TERM.	☐	☐	☐	2. TO RATIFY THE APPOINTMENT OF THE ACCOUNTING FIRM OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.	☐	☐	☐

Nominees: 01 Scott A. Bileadeau 02 Philip A. Hadley 03 Joseph R. Zimmel				3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.

(INSTRUCTIONS: To withhold authority to vote of any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here of Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

FactSet Research Systems Inc.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/fds

▼ FOLD AND DETACH HERE ▼

FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 15, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 15, 2009, at 3:00 p.m. Eastern Standard time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposal 2. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)